UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVERSAL TRAVEL GROUP
(Exact name of registrant as specified in its charter)

Nevada	90-0296536
(State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

5th Floor, South Block, Building 11
Shenzhen Software Park, Zhongke 2nd Road
Nanshan District, Shenzhen, PRC	518000
(Address of Principal Executive Offices)	(Zip Code)

Universal Travel Group
2010 Incentive Stock Plan
(Full Title of Plan)

Ms. Jiangping Jiang
5th Floor, South Block, Building 11, Shenzhen Software Park, Zhongke 2nd Road
Nanshan District, Shenzhen, PRC 518000
(Name and address of agent for service)

 86-755-8366-8489
(Telephone number, including area code, of agent for service)

Copies to:
Benjamin A. Tan
Sichenzia Ross Friedman Ference LLP
 61 Broadway 32nd Floor
New York, NY 10006
Tel (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001	1,989,823	$6.29	$12,515,987	$892.39

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Universal Travel Group, a Nevada corporation (the “Registrant” or the “Company”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average of the high and low prices ($6.47 and $6.10, respectively) of the Registrant’s common stock as reported on the New York Stock Exchange on November 23, 2010.

EXPLANATORY NOTE

This Registration Statement is being filed to register up to 1,989,823 shares of common stock of Universal Travel Group, par value $0.001 with respect to its 2010 Incentive Stock Plan.

The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of common stock which have been issued upon the grants of common stock to executive officers, directors, key employees and consultants of Universal Travel Group.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended as of the date of this Registration Statement (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Offering are available without charge by contacting:

Securities Liaison Officer
Universal Travel Group
5th Floor, South Block, Building 11, Shenzhen Software Park, Zhongke 2nd Road
Nanshan District, Shenzhen, PRC 518000
Tel: 86-755-83668559

REOFFER PROSPECTUS

Universal Travel Group
190,000 Shares of
Common Stock

This reoffer prospectus relates to the sale of up to 190,000 shares of our common stock, $0.001 par value per share, that may be offered and resold from time to time by existing selling stockholders identified in this prospectus for their own account issuable pursuant to our 2010 Incentive Stock Plan. It is anticipated that the selling stockholders will offer common shares for sale at prevailing prices on New York Stock Exchange (“NYSE”) on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of common stock will be issued pursuant to options granted under our 2010 Incentive Stock Plan. This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

Our common stock is quoted on NYSE under the symbol “UTA.” The closing sale price for our common stock on November 23, 2010 was $6.20 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 7 of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 1, 2010.

UNIVERSAL TRAVEL GROUP

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision. Contents from our website, http://us.cnutg.com, are not part of this prospectus.

THE COMPANY

Business Overview

We are a travel services provider in the People’s Republic of China (“PRC”). Our services offerings include reservation, booking, and domestic and international travel and tourism services throughout the PRC. We offer our services through the internet, TRIPEASY Kiosks and through our approximately 300 customer representatives.

Under the theme of “Wings towards a more colorful life”, our core services include tour packaging, booking services for air tickets and hotels reservations.

In 2007, we completed the acquisition of Speedy Dragon Enterprise Limited, an air cargo agency; Xi'an Golden Net Travel Serve Services Co., Ltd., a company specializing in travel packaged tours; Shanghai Lanbao Travel Service Co., Ltd., a company specializing in hotel reservations and Foshan Overseas International Travel Service Co., Ltd., a company specializing in both domestic and international travel inquiries.

On December 16, 2008, Universal Travel International Agent Co., Ltd. (now known as Shenzheng Universal Travel International Agent Co., Ltd) was incorporated by two individuals on our behalf.

In the second calendar quarter of 2009, based on the past performance of our air cargo business, as well as the market perspective of this business, we decided to spin off our Speedy Dragon Enterprise Limited subsidiary, and as a result, exited the air cargo business. The air cargo industry had been suffering from the contraction in manufacturing in the Pearl River Delta, and we were not competitive enough in this segment of business. We believe the spin-off was beneficial to us as it allowed us to concentrate on our core business of selling air tickets, hotel accommodations and packaged tours.

In order to seize the opportunities arising from the economic promotion by the PRC government of the mid and western regions of the PRC, we strategically set up Chongqing Universal Travel E-Business Co., Ltd. in the second quarter of 2009 to strengthen our presence in that region and began generating revenues in the third quarter of 2009.

At the end of March 2010, we completed the acquisitions of Huangshan Holiday Travel Service Co., Ltd. (“Huangshan Holiday”), Hebei Tianyuan International Travel Agency Co., Ltd. (“Tianyuan”), and Zhengzhou Yulongkang Travel Agency Co., Ltd. (“Yulongkang”).

In May 2010, we also announced our intention of acquiring four more travel agency businesses in the PRC – Tianjin Hongxun Aviation Agency Co., Ltd. (“Tianjin Hongxun”), Shanxi Jinyang Travel Agency Co., Ltd. (“Shanxi Jinyang”), Kunming Business Travel Agency Co., Ltd. (“Kunming Business Travel”), and Shandong Century Aviation Development Co., Ltd. (“Shandong Century”).

On June 28, 2010, our subsidiary, Shenzhen Universal Travel Agency Co. Ltd, executed an acquisition agreement to acquire all the equity interest of Kunming Business Travel with the shareholders of Kunming Business Travel and another acquisition agreement to acquire all the equity interest in Shanxi Jinyang Travel Agency Co., Ltd. (“Shanxi Jinyang”) with shareholders of Shanxi Jinyang.

We believe that we will be able to improve the sales volume and operation efficiency of these new acquisitions, and they will also help lift the sales volume and operation efficiency of our existing subsidiaries.

We currently have three discrete lines of business and revenue. Our air-ticketing segment relates to the segment reporting of Shenzhen Yuzhilu Aviation Service Co., Ltd. and Chongqing Travel World E-Business Co., Ltd.; hotel reservation segment relates to Shanghai Lanbao Travel Service Co., Ltd.; and packaged tours segment relates to Foshan International Travel Service Co., Ltd, Xi’an Golden Net Travel Serve Service Company Limited, Shenzhen Universal Travel Agency Co. Ltd, Huangshan Holiday Travel Service Co., Ltd., Hebei Tianyuan International Travel Agency Co., Ltd.,  Zhengzhou Yulongkang Travel Agency Co., Ltd, Kunming Business Travel Agency Co., Ltd. and Shanxi Jinyang Travel Agency Co., Ltd.   Operations of each segment are exclusive to the operations of the associated subsidiary company. The new subsidiaries which previously had air-ticketing service or hotel reservation services were consolidated into our existing air-ticketing and hotel reservation services. With higher volume in these two business segments, we believe that we now have better bargaining power with our suppliers, the airlines and hotels.

In 2009, we were selected one of the Top Ten Brands of Travel Services in the PRC. We believe our quality of services will distinguish us in our long term competitiveness.

On June 21, 2010 we closed a common stock offering transaction. In this transaction, we issued 2,857,143 shares of common stock at $7.00 per share for an aggregate amount of $20 million.

In July 2010, we partnered with Agoda, a subsidiary of Priceline.com, to strengthen our hotel reservation business segment. Under this partnership agreement, we offer our customers access to Agoda's international network of hotels. Through our website, travelers will be able to enjoy special Agoda promotions and instant confirmation at tens of thousands of hotels worldwide. Specifically, while conducting a search of international hotels on our website, the results will yield supply information from Agoda’s database.  The accounting for reservations placed through Agoda is under our hotel reservations segment under “international hotel booking.” Also through this partnership, Agoda intends to increase its exposure in the large PRC travel market. This partnership offers us the opportunity to work with one of the world's largest online hotel reservation agencies and further strengthen our hotel reservation segment. The cooperation with Agoda fits with our strategy of expanding our higher margin business segments. We intend to leverage Agoda's global brand awareness and look forward to higher volume in hotel reservation.

On September 10, 2010, we sold all our 1,523 TRIPEASY Kiosks to Shenzhen Xunbao E-Commerce Co., Ltd. (“SXB”), an online insurance company, for RMB 40.3 million (approximately $5.9 million) in cash. We received a two-year exclusive sales right for all travel related products on the Kiosks as part of the sales transaction.  We believe this will save our depreciation and maintenance costs and will improve our overall margin and financial performance.

Our Corporate Information

Our principal executive offices are located at 5th Floor, South Block, Building 11, Shenzhen Software Park, Zhongke 2nd Road, Nanshan District, Shenzhen, PRC and our telephone number is 86-755 -8366-8489.  Our website is located at http://us.cnutg.com.

The Offering

By this prospectus, the selling stockholders are offering up to 190,000 shares of our common stock, which are issuable upon exercise of options granted pursuant to the 2010 Incentive Stock Plan dated October 11, 2010.  The selling stockholders are not required to sell their shares, and any sales of common stock by the selling stockholders are entirely at the discretion of the selling stockholders. We will receive no proceeds from the sale of the shares of common stock in this offering.

Common stock outstanding before the offering	19,898,235

Common stock issued which may be offered pursuant to this prospectus	190,000

Common stock to be outstanding after the offering	20,088,235

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

NYSE Symbol	UTA

Risk Factors	The purchase of common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 7.

Currency, exchange rate, and “China” and other references

•
Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to “yuan” or “RMB” are to the Chinese yuan, which is also known as the renminbi. According to the currency exchange website www.xe.com, on November 23, 2010, $1.00 was equivalent to 6.643 yuan.

•	References to “PRC” are to the People’s Republic of China.

•	Unless otherwise specified or required by context, “Universal Travel Group” the “Company,” “we,” “us,” “our” and similar terms refer to Universal Travel Group, a Nevada corporation.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

Risks Related to the Company

Risks associated with business declines or disruptions in the travel industry generally could reduce our revenue.

A large part of our revenue is driven by the trends that occur in the travel industry in the People’s Republic of China (“PRC”), including the hotel, airline and packaged-tour industries. As the travel industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. Other adverse trends or events that tend to reduce travel and are likely to reduce our revenue include the following:

•	an outbreak of political or economic unrest in the PRC;
•	a recurrence of SARS or any other serious contagious diseases;
•	increased prices in the hotel, airline, or other travel-related industries;
•	increased occurrence of travel-related accidents;
•	outbreak of war or conflict in the Asia-Pacific region;
•	increases in terrorism or the occurrence of a terrorist attack in the Asia-Pacific region;
•	poor weather conditions; and
•	natural disasters.

We could be severely affected by changes in the travel industry and will, in many cases, have little or no control over those changes. As a result of any of these events, our operating results and financial conditions could be materially and adversely affected.

Loss of key personnel could affect our ability to successfully grow our business.

We are highly dependent upon the services of our senior management team. The permanent loss for any of the key executives could have a material adverse effect upon our operating results.

Our management is comprised almost entirely of individuals residing in the PRC with very limited English skills.

Our management is comprised almost entirely of individuals born and raised in the PRC. As a result of differences in culture, educational background and business experiences, our management may analyze, evaluate and present business opportunities and results of operations differently from the way they are analyzed, evaluated and presented by management teams of public companies in Europe and the United States. In addition, our management has very limited skills in English. Consequently, it is possible that our management team will emphasize or fail to emphasize aspects of our business that might customarily be emphasized in a different manner by comparable public companies from different geographical and political areas.

Our management is not familiar with the United States securities laws.

Our management and the former owners of the businesses we acquire are generally unfamiliar with the requirements of the United States securities laws and may not appreciate the need to devote the resources necessary to comply with such laws. A failure to adequately respond to applicable securities laws could lead to investigations by the Securities and Exchange Commission and other regulatory authorities that could be costly, divert management's attention and disrupt our business.

Our operating history is not an adequate basis to judge our future prospects.

We have encountered and will continue to encounter risks and difficulties frequently experienced by companies in evolving industries such as the travel service industry in the PRC. Some of the risks relate to our ability to:

•	attract and retain customers and encourage our customers to engage in repeat transactions;
•	retain our existing agreements with travel suppliers such as hotels and airlines and to expand our service offerings on satisfactory terms with our travel suppliers;
•	operate, support, expand and develop our operations, our call center, our website, and our communications and other systems;
•	diversify our sources of revenue;
•	maintain effective control of our expenses; and
•	respond to changes in our regulatory environment.

If we are not successful in addressing any or all of these risks, our business may be materially affected in an adverse manner.

The travel industry in the PRC is seasonal.

Our business travel operations experience seasonal fluctuations, reflecting seasonal variations in demand for travel services. During the first quarter, demand for travel services generally declines in the PRC and the number of bookings flattens or decreases, in part due to a slowdown in business activity during the Chinese New Year holiday. Demand for travel services generally peaks during the second half of the year and there may be seasonal fluctuations in allocations of travel services made available to us by travel suppliers. Consequently, our revenue may fluctuate from quarter to quarter.

Our business depends on the technology infrastructure of third parties.

We rely on third-party computer systems and other service providers, including the computerized reservation systems of airlines and hotels to make reservations and confirmations. Other third parties provide, for instance, our back-up data center, telecommunications access lines, significant computer systems and software licensing, support and maintenance service and air-ticket delivery. Any interruption in these or other third-party services or deterioration in their performance could impair the quality of our service.

Risks Related to our Common Stock

We have not and do not anticipate paying any dividends on our common stock.

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

We will incur significant costs as a result of operating as a public company and our management will be required to devote substantial time to compliance requirements.

As a public company we incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance requirements.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in 2007, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. If we are not able to comply with the requirements of Section 404 in a timely manner, or if our accountants later identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

Our Board of Directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stock holders.

Our Amended and Restated Articles of Incorporation authorizes the issuance of preferred shares which may be issued with dividend, liquidation, voting and redemption rights senior to our common stock without prior approval by the stockholders. The preferred stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of preferred stock in one or more series, with such designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution of resolutions.

The issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our Company or make removal of management more difficult. As a result, the Board of Directors' ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

The issuance of shares through our stock compensation plans may dilute the value of existing stockholders and may affect the market price of our stock.

We may use stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock.

Risks Related to Doing Business in the People’s Republic of China

It may be difficult for our stockholders to enforce their rights against the Company or its officers or directors.

Because our principal assets are located outside of the United States and some of our directors and all of our executive officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

In addition, our operating subsidiaries and substantially all of our assets are located outside of the United States. You will find it difficult to enforce your legal rights based on the civil liability provisions of the United States federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the courts of the PRC. In addition, it is unclear if extradition treaties in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

Our business operations take place primarily in the PRC. Because PRC laws, regulations and policies are continually changing, our operations will face numerous risks.

Because our operations primarily take place outside of the United States and are subject to PRC laws, regulations and policies affecting any change of PRC laws may adversely affect our business, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in PRC laws and regulations, exposure to possible expropriation or other PRC government actions, and unsettled political conditions. These factors may have a material adverse effect on our operations or on our business, results of operations and financial condition.

The PRC economy differs from the economies of most developed countries in many respects, including substantial governmental regulation, development, growth rate, control of foreign exchange, significant restrictions on property rights, taxation levels, and permitted allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of the PRC. The government of the PRC has implemented various measures to encourage economic development and guide the allocation of resources, which may or may not achieve the desired results or stated goals. Some of these measures may benefit the overall economy of PRC, but may also have a negative effect on us or on the economy in general. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the government of the PRC has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in the PRC, which could adversely affect our results of operations and financial condition.

Limitations on PRC economic market reforms may discourage foreign investment in PRC businesses.

The value of investments in PRC businesses could be adversely affected by political, economic and social uncertainties in the PRC. The economic reforms in the PRC in recent years are regarded by PRC central government as a way to introduce economic market forces into the PRC. Given the overriding desire of the central government leadership to maintain stability in the PRC amid rapid social and economic changes in the country, the economic market reforms of recent years could be slowed, or even reversed.

We face economic risks in doing business in the PRC.

 As a developing nation, the PRC economy is more volatile than that of developed Western industrial economies. It differs significantly from that of the U.S. or a Western European country in such respects as structure, level of development, capital reinvestment, resource allocation and self-sufficiency. Only in recent years has the PRC economy moved from what had been a command economy through the 1970s to one that during the 1990s encouraged substantial private economic activity. In 1993, the Constitution of The PRC was amended to reinforce such economic reforms. The trends of the 1990s indicate that future policies of the PRC government will emphasize greater utilization of market forces. For example, in 1999 the PRC government announced plans to amend the PRC Constitution to recognize private property, although private business will officially remain subordinated to the state-owned companies, which are the mainstay of the PRC economy. However, there can be no assurance that, under some circumstances, the government's pursuit of economic reforms will not be restrained or curtailed. Actions by the central government of the PRC could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our PRC operations.

Any slowdown of economic growth in the PRC could have a negative effect on our business. There can be no assurance that the growth of the economy in the PRC will continue or that any slowdown will not have a negative effect on our business.

Our online business relies on the existence of an adequate telecommunications infrastructure for continued growth of the PRC internet market.

Although private sector Internet service providers currently exist in the PRC, almost all access to the Internet is maintained through a network owned by China Netcom under the regulatory supervision of the PRC Ministry of Information Industry. In addition, the national networks in the PRC connect to the Internet through a government-controlled international gateway. This international gateway is the only channel through which a domestic PRC user can connect to the international Internet network. We rely on this infrastructure and China Netcom to provide data communications capacity, primarily through local telecommunications lines. We cannot assure you that this infrastructure will be further developed. In addition, we will have no access to alternative networks and services, on a timely basis if at all, in the event of any infrastructure disruption or failure. The Internet infrastructure in the PRC may not support the demands associated with continued growth in Internet usage.

We may suffer currency exchange losses if the Renminbi depreciates relative to the U.S. Dollar.

 Our reporting currency is the U.S. dollar. However, a substantial portion of our assets and revenues are denominated in the Chinese currency, Renminbi, commonly referred to as RMB. Our assets and revenues expressed in our U.S. dollar financial statements will decline in value of the Renminbi depreciates relative to the U.S. dollar. Any such depreciation could adversely affect the market price of our common stock. Very limited hedging transactions are available in the PRC to reduce our exposure to exchange rate fluctuations and we do not intend to engage in any such transactions. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into U.S. Dollars.

We may not be able to freely convert Renminbi into foreign currency.

A portion of our revenues and operating expenses will be denominated in Renminbi while a portion of our capital expenditures are denominated in U.S. dollars.

Under current PRC regulations, the payment of dividends, trade and service-related foreign transactions to a foreign investor of a foreign-invested enterprise is treated as a "current account" payment for which the approval of the State Administration of Foreign Exchange is not required. However, in order to distribute dividends we may be required to file documentation to a designated foreign exchange bank. The Bank must certify that all requirements have been met, such as payment of taxes, directors' approval and a capital verification report issued by an accounting firm. If a foreign-invested enterprise dissolves, a return of capital, which includes foreign direct investment, is treated as a "capital account" payment. This typically requires approval of the State Administration of Foreign Exchange in addition to the filing of documentation.

We may currently convert Renminbi for transactions under the "current account" without the approval of the State Administration of Foreign Exchange for settlement of "current account" transactions, including payment of dividends, by providing commercial documents evidencing these transactions. They may also retain foreign exchange in their current accounts (subject to a ceiling approved by the State Administration of Foreign Exchange) to satisfy foreign exchange liabilities or to pay dividends. However, the relevant PRC governmental authorities may limit or eliminate the ability to purchase and retain foreign currencies in the future. Such change of policy would materially and adversely affect our business, financial condition and results of operations.

The PRC legal and judicial system may negatively impact foreign investors.

In 1982, the National People’s Congress amended the Constitution of the PRC to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in the PRC. However, the PRC's system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the PRC lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the PRC judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of PRC laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in PRC enterprises. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC political, economic or social life, will not affect the PRC government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

The practical effect of the PRC legal system on our business operations in the PRC can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several states. Similarly, the PRC accounting laws mandate accounting practices, which are not consistent with U.S. Generally Accepted Accounting Principles. The PRC accounting laws require that an annual "statutory audit" be performed in accordance with the PRC accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with PRC accounting laws. Article 14 of the People’s Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designate financial and tax authorities, at the risk of business license revocation. Second, while the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are PRC registered companies, which enjoy the same status as other PRC registered companies in business-to-business dispute resolution. Generally, the Articles of Association provide that all business disputes pertaining to Foreign Invested Enterprises are to be resolved by the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden, applying PRC substantive law. Any award rendered by this arbitration tribunal is, by the express terms of the respective Articles of Association, enforceable in accordance with the "United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958)." Therefore, as a practical matter, although no assurances can be given, the PRC legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION
CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Business” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the common shares issued to them from time to time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders.  We will receive no proceeds from the sale of shares of common stock in this offering.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus (the "Selling Stockholders") are offering 190,000 shares offered through this prospectus pursuant to the shares granted to the selling stockholders pursuant to 2010 Incentive Stock Plan.

If, subsequent to the date of this reoffer prospectus, we grant any further awards to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

The following table provides, as of November 17, 2010, information regarding the beneficial ownership of our common shares held by each of the selling stockholders, including:

1.	the number of common shares owned by each selling stockholder prior to this offering;
2.	the total number of common shares that are to be offered by each selling stockholder;
3.	the total number of common shares that will be owned by each selling stockholder upon completion of the offering; and
4.	the percentage owned by each selling stockholder.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to “Shares Beneficially Owned Prior to the Offering” includes the shares issued pursuant to the 2010 Incentive Stock Plan. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

Because the selling stockholders may offer all or part of the common shares currently owned, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The common shares currently owned offered by this reoffer prospectus may be offered from time to time by the selling stockholders named below.

	SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING(1)		NUMBER OF SHARES BEING OFFERED	SHARES BENEFICIALLY OWNED AFTER THE OFFERING(1)
NAME	NUMBER	PERCENT(2)		NUMBER	PERCENT(2)

Jiangping Jiang (3)	5,214,912	25.3%	50,000	5,164,912	25.05%
Jing Xie (4)	62,148	*	50,000	12,148	*
Wenbin An (5)	10,000	*	10,000	0	0
Huijie Gao (6)	36,074	*	30,000	6,074	*
Lawrence Lee (7)	60,000	*	50,000	10,000	*
TOTAL SHARES OFFERED			190,000

* less than one percent

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days.  “Shares Beneficially Owned After the Offering” assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders.

(2)
Based on 19,898,235 shares of common stock outstanding as of November 17, 2010, together with securities exercisable or convertible into shares of common stock within 60 days of November 17, 2010 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of November 17, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

For purposes of this reoffer prospectus, the number and percentage of shares beneficially owned by each selling stockholder assumes that the option granted to the selling stockholder pursuant to the 2010 Incentive Stock Plan has fully vested and therefore includes 100% of the shares of common stock that may be acquired upon exercise of the option and may be sold pursuant to this reoffer prospectus.

(3)
The shares reflected as beneficially owned by Jiangping Jiang represents (i) 4,498,246 shares of common stock held by Jiangping Jiang, (ii) 666,666 shares of common stock exercisable pursuant to the 2009 Incentive Stock Plan and the Incentive Stock Option Agreement, and (iii) 50,000 shares of common stock underlying the option granted pursuant to the 2010 Incentive Stock Plan, assuming full vesting.

Pursuant to the Company's 2009 Incentive Stock Plan and the Incentive Stock Option Agreement dated as of January 20, 2009, Jiangping Jiang was issued an option to purchase 2,000,000 shares of the Company’s common stock, of which 2/3 of the shares underlying the option remained unexercised as of November 17, 2010. The option shall become exercisable during the term of the Jiangping Jiang's employment in six (6) equal annual installments of 333,333 shares each (save for the last installment of 333,335 shares), the first installment to be exercisable on the first anniversary of the date of this option, with additional installments becoming exercisable on each of the successive periods following the initial vesting date; provided, however, that this vesting schedule shall be subject to the acceleration provisions described  in footnote (8) below.

In addition, pursuant to the 2010 Incentive Stock Plan, the option granted to Jiangping Jiang to purchase 50,000 shares of the Company’s common stock shall become exercisable during the term of Jiangping Jiang’s employment in two equal annual installments, the first being on the date of grant. The option may be exercised on a cashless basis.

(4)
The shares reflected as beneficially owned by Jing Xie represents (i) 5,482 shares of common stock held by Jing Xie, (ii) 6,666 shares of common stock exercisable pursuant to the 2009 Incentive Stock Plan and the Incentive Stock Option Agreement, and (iii) 50,000 shares of common stock underlying the option granted pursuant to the 2010 Incentive Stock Plan, assuming full vesting.

Pursuant to the Company's 2009 Incentive Stock Plan and the Incentive Stock Option Agreement dated as of January 20, 2009, Jing Xie was issued an option to purchase 20,000 shares of the Company’s common stock, of which 2/3 of the shares of common stock underlying the option remained unexercised as of November 17, 2010. The option shall become exercisable during the term of the Jing Xie’s employment in six (6) equal annual installments of 3,333 shares each (save for the last installment of 3,335 shares), the first installment to be exercisable on the first anniversary of the date of this option, with additional installments becoming exercisable on each of the successive periods following the initial vesting date; provided, however, that this vesting schedule shall be subject to the acceleration provisions described  in footnote (8) below.

In addition, pursuant to the 2010 Incentive Stock Plan, the option granted to Jing Xie to purchase 50,000 shares of the Company’s common stock shall become exercisable during the term of Jing Xie’s employment in two equal annual installments, the first being on the date of grant. The option may be exercised on a cashless basis.

(5)
Effective October 11, 2010, the Company appointed Wenbin An as a director of the Company. In connection with the appointment, as part of compensation for services, Wenbin An shall receive certain options to purchase common stock of the Company. Pursuant to the 2010 Incentive Stock Plan, the option granted to Wenbin An to purchase 10,000 shares of the Company’s common stock shall become exercisable during the term of Wenbin An’s directorship in two equal annual installments, the first being on the date of grant. The option may be exercised on a cashless basis.

(6)
The shares reflected as beneficially owned by Huijie Gao represents (i) 2,741 shares of common stock held by Huijie Gao, (ii) 3,333 shares of common stock exercisable pursuant to the 2009 Incentive Stock Plan and the Incentive Stock Option Agreement and (iii) 30,000 shares of common stock underlying the option granted pursuant to the 2010 Incentive Stock Plan, assuming full vesting.

Pursuant to the Company's 2009 Incentive Stock Plan and the Incentive Stock Option Agreement dated as of January 20, 2009, Hujie Gao was issued an option to purchase 10,000 shares of the Company’s common stock, of which 2/3 of the shares of common stock underlying the option remained unexercised as of November 17, 2010. The option shall become exercisable during the term of the Hujie Gao’s employment in six (6) equal annual installments of 1,666 shares each (save for the last installment of 1,670 shares), the first installment to be exercisable on the first anniversary of the date of this option, with additional installments becoming exercisable on each of the successive periods following the initial vesting date; provided, however, that this vesting schedule shall be subject to the acceleration provisions described  in footnote (8) below.

In addition, pursuant to the 2010 Incentive Stock Plan, the option granted to Huijie Gao to purchase 30,000 shares of the Company’s common stock shall become exercisable during the term of Huijie Gao’s directorship in two equal annual installments, the first being on the date of grant. The option may be exercised on a cashless basis.

(7)
The shares reflected as beneficially owned by Lawrence Lee represents (i) 10,000 shares of common stock underlying an option granted pursuant to an appointment letter between the Company and Lawrence Lee, and (ii) 50,000 shares of common stock underlying the option granted pursuant to the 2010 Incentive Stock Plan, assuming full vesting.

On August 17, 2009, Lawrence Lee was appointed a director of the Company. Pursuant to the appointment letter between the Company and Lawrence Lee, on September 1, 2009, Lawrence Lee was granted an option to purchase 10,000 shares of common stock at an exercise price equivalent to the closing price per share of common stock on the date of grant, which option shall be exercisable one year from the date of grant. As of November 17, 2010, 10,000 shares of common stock underlying the option remained unexercised.

In addition, pursuant to the 2010 Incentive Stock Plan, the option granted to Lawrence Lee to purchase 50,000 shares of the Company’s common stock shall become exercisable during the term of Lawrence Lee’s directorship in two equal annual installments, the first being on the date of grant. The option may be exercised on a cashless basis.

(8)
The terms of exercise for the options issued on January 20, 2009 are subject to the following acceleration provisions: in the event (i) the Company reports an after tax Net Income (as that term is defined in Securities Purchase Agreement dated August 29, 2008, entered into by and among the Company and certain investors) of $14,000,000 in its Annual Report on Form 10-K for its fiscal year 2008, then one third of the shares underlying the option shall vest and become immediately exercisable, (ii) the Company reports an after tax Net Income of $18,000,000 for its fiscal year 2009, then another one third of the shares underlying the option shall vest and become immediately exercisable and (iii) the Company reports an after tax Net Income of $22,000,000 for its fiscal year 2010, then the remainder of the shares underlying the option shall vest and become immediately exercisable.

PLAN OF DISTRIBUTION

Timing of Sales

Under the 2010 Incentive Stock Plan, we are authorized to issue up to 1,989,823 shares of our common stock.

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;
2.	a price related to such prevailing market price; or
3.	such other price as the selling stockholders determine from time to time.

Manner of Sale

The common shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
2.	Purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;
3.	ordinary brokerage transactions in which the broker solicits purchasers;
4.	through options, swaps or derivatives;
5.	in transactions to cover short sales;
6.	privately negotiated transactions; or
7.	in a combination of any of the above methods.

The selling stockholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;
2.	may not cover short sales by purchasing shares while the distribution is taking place; and
3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to include, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

Our legal counsel, Sichenzia Ross Friedman Ference LLP, located at 61 Broadway, New York, NY 10006, is passing on the validity of the issuance of the common stock offered under this prospectus.

EXPERTS

Our financial statements as of and for the years ended December 31, 2009 and 2008, included in this prospectus, have been audited by our independent registered public accountants, Acquavella, Chiarelli, Shuster, Berkower & Co., LLP and Morgenstern & Baer CPA’s P.C., respectively, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

(a)            The Registrant’s latest annual report on Form 10-K for its fiscal year ended December 31, 2009, filed with the SEC on March 5, 2010, as amended on June 7, 2010.

(b)           The Registrant’s quarterly reports on Form 10-Q filed on May 11, 2010, Form 10-Q filed on August 10, 2010, as amended on August 12, 2010 and August 24, 2010, and Form 10-Q filed on November 15, 2010, and current reports on Forms 8-K filed on January 4, 2010, January 19, 2010, January 26, 2010, March 2, 2010, March 10, 2010, March 26, 2010, March 29, 2010, May 6, 2010,  June 16, 2010,  June 22, 2010, June 30, 2010,  July 14, 2010,  August 10, 2010, August 17, 2010,  September 1, 2010, September 10, 2010, September 15, 2010, October 5, 2010, October 15, 2010, October 25, 2010 and October 27, 2010 pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)           The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A12B filed on October 26, 2009, pursuant to Section 12 of the Exchange Act.

Upon written or oral request, any of the documents incorporated by reference in this prospectus, other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Offering are available without charge by contacting:

Securities Liaison Officer
Universal Travel Group
5th Floor, South Block, Building 11, Shenzhen Software Park, Zhongke 2nd Road
Nanshan District, Shenzhen, PRC 518000
Tel: 86-755-83668559
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Nevada Law

Nevada law provides for discretionary indemnification for each person who serves as or at the Company’s request as an officer or director. The Company may indemnify such individual against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit, or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful (Nevada Revised Statutes 78.7502).

Pursuant to the provisions of Nevada Revised Statutes 78.751, the Company shall indemnify any director, officer and employee as follows: Every director, officer, or employee shall be indemnified by the Company against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of the Company, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the Company.  The Company shall provide to any person who is or was a director, officer, employee or agent of the Company or is or was serving at the Company’s request as a director, officer, employee or agent of the Company, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Pursuant to the Articles of Incorporation and By-Laws of the Company, the Company may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Indemnification against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or person controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

UNIVERSAL TRAVEL GROUP

190,000 SHARES OF COMMON STOCK

PROSPECTUS

DECEMBER 1, 2010

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information heretofore filed with the SEC by the Registrant are incorporated herein by reference in this registration statement:

(a)            The Registrant’s latest annual report on Form 10-K for its fiscal year ended December 31, 2009, filed with the SEC on March 5, 2010, as amended on June 7, 2010.

(b)           The Registrant’s quarterly reports on Form 10-Q filed on May 11, 2010,  Form 10-Q filed on August 10, 2010, as amended on August 12, 2010 and August 24, 2010, and Form 10-Q filed on November 15, 2010 and current reports on Forms 8-K filed on January 4, 2010, January 19, 2010, January 26, 2010, March 2, 2010, March 10, 2010, March 26, 2010, March 29, 2010, May 6, 2010,  June 16, 2010,  June 22, 2010, June 30, 2010,  July 14, 2010,  August 10, 2010, August 17, 2010,  September 1, 2010, September 10, 2010, September 15, 2010, October 5, 2010, October 15, 2010, October 25, 2010 and October 27, 2010 pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)           The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A12B filed on October 26, 2009, pursuant to Section 12 of the Exchange Act.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5.       Interests of Named Experts and Counsel.

None.

Item 6.       Indemnification of Directors and Officers.

Pursuant to the Articles of Incorporation and By-Laws of the Company, the Company may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Nevada Law

Nevada law also provides for discretionary indemnification for each person who serves as or at the Company’s request as an officer or director. The Company may indemnify such individual against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit, or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful (Nevada Revised Statutes 78.7502).

Pursuant to the provisions of Nevada Revised Statutes 78.751, the Company shall indemnify any director, officer and employee as follows: Every director, officer, or employee shall be indemnified by the Company against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of the Company, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the Company.  The Company shall provide to any person who is or was a director, officer, employee or agent of the Company or is or was serving at the Company’s request as a director, officer, employee or agent of the Company, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by one of the Company’s directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the Company’s directors, officers, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and it will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

All of the shares of common stock that may be offered pursuant to this registration statement were acquired by the selling stockholders, who are officers and directors of the Company, upon the grant of restricted stock pursuant to their employment agreements. These grants were made in reliance upon Section 4(2) of the Securities Act, as it did not involve any public offering.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Universal Travel Group 2010 Incentive Stock Option Plan

5.1	Opinion of Sichenzia Ross Friedman Ference LLP with respect to the legality of the common stock registered hereby

23.1	Consent of Sichenzia Ross Friedman Ference LLP (contained in its opinion filed herewith in Exhibit 5.1

23.2	Consent of Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

23.3	Consent of Morgenstern & Baer CPA’s P.C.

Item 9. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

           (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, People’s Republic of China, on December 1, 2010.

Universal Travel Group

By:	/s/ Jiangping Jiang
Jiangping Jiang Chief Executive Officer

By:	/s/ Jing Xie
Jing Xie Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By:	/s/ Huijie Gao
Huijie Gao Director

By:	/s/ Jing Xie
Jing Xie Director

By:	/s/ Jiduan Yuan
Jiduan Yuan Director

By:	/s/ Wenbin An
Wenbin An Director

By:	/s/ Lizong Wang
Lizong Wang
Director

By:	/s/ Jiangping Jiang
Jiangping Jiang
Director

By:	/s/ Lawrence Lee
Lawrence Lee
Director